EXHIBIT 15.3

To the Board of Directors and Partners of
Icahn Enterprises L.P.

We are aware of the use of our report dated April 28, 2010 relating to the unaudited consolidated interim financial statements of Federal-Mogul Corporation in the financial statements of Icahn Enterprises Holdings L.P. and Icahn Enterprises G.P. Inc. that are included in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Icahn Enterprises L.P. for the registration of senior notes.

/s/ Ernst & Young LLP

Detroit, Michigan
June 9, 2010